Registration No. 333-113729

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST NLC FINANCIAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6162	83-0385757
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

700 West Hillsboro Boulevard, Building 1

Deerfield Beach, FL 33441

(800) 950-3314

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Neal S. Henschel

Chairman of the Board and Chief Executive Officer

700 West Hillsboro Boulevard, Building 1

Deerfield Beach, FL 33441

(800) 950-3314

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

David A. Gerson, Esq.	Frank M. Conner III, Esq.
Alan S. Pretter, Esq.	Kathryn C. Kling, Esq.
Morgan, Lewis & Bockius LLP	Alston & Bird LLP
One Oxford Centre	North Building, 10th Floor
Thirty-Second Floor	601 Pennsylvania Avenue, N.W.
Pittsburgh, PA 15219	Washington, D.C. 20004
Telephone: (412) 560-3300	Telephone: (202) 756-3300
Facsimile: (412) 560-7001	Facsimile: (202) 756-3333

Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-113729) is being filed for the sole purpose of filing exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this offering (all of which will be borne by the registrant) are as follows:

Expenses	Amount
Securities and Exchange Commission registration fee	$6,323.60
NASD filing fee	6,250.00
Nasdaq listing fees	100,000.00
Printing expenses	250,000.00
Accounting fees and expenses	325,000.00
Legal fees and expenses	875,000.00
Blue Sky fees and expenses	10,000.00
Transfer agent’s fees and expenses	2,500.00
Miscellaneous	24,926.40

Total	$1,600,000.00

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right that any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

The registrant’s certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the registrant (or is or was serving at the request of the registrant as a director or officer of another entity), shall be indemnified and held harmless by the registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection therewith, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant.

The certificate of incorporation and bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights that an officer or director may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and that they include the right to be paid by the registrant the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the registrant by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the registrant has not sold securities which were not registered under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit

*1.1	Form of Underwriting Agreement.

*3.1	Form of Amended and Restated Certificate of Incorporation of the registrant.

*3.2	Form of Amended and Restated Bylaws of the registrant.

*5.1	Opinion of Morgan, Lewis & Bockius LLP.

*10.1†	Warehousing Credit and Security Agreement dated February 4, 2000, as amended, by and among Washington Mutual Bank, FA, First NLC Financial Services, LLC and NLC Financial Services, LLC.

*10.1(a)	Eighteenth Amendment to Warehousing Credit and Security Agreement dated as of May 28, 2004 by and among Washington Mutual Bank, FA, First NLC Financial Services, LLC and NLC Financial Services, LLC.

**10.1(b)	Nineteenth Amendment to Warehousing Credit and Security Agreement dated as of June 21, 2004 by and among Washington Mutual Bank, FA and First NLC Financial Services, LLC, NLC Financial Services, LLC and the registrant.

*10.2†	Master Repurchase Agreement dated December 20, 2001, as amended, by and among Credit Suisse First Boston Mortgage Capital LLC, First NLC Financial Services, LLC and NLC, Inc.

**10.2(a)	Amendment No. 10 to Master Repurchase Agreement dated as of June 21, 2004, by and among Credit Suisse First Boston Mortgage Capital LLC and First NLC Financial Services, LLC and NLC, Inc.

*10.3†	Second Amended and Restated Warehousing Credit and Security Agreement dated November 1, 2003, as amended, by and among First NLC Financial Services, LLC, NLC, Inc. and Residential Funding Corporation.

**10.3(a)	Third Amended and Restated Warehousing Credit and Security Agreement dated as of June 15, 2004, by and among First NLC Financial Services, LLC, NLC, Inc. and First NLC, Inc. and Residential Funding Corporation.

*10.4	Lease Agreement dated May 23, 1995 by and between Metropolitan Life Insurance Company and National Lending Center, Inc., as amended by First Amendment to Lease dated March 18, 1996, Second Amendment to Lease dated April 7, 1997, Assignment and Assumption dated July 10, 1997, Third Amendment to Lease dated February 3, 1998, Fourth Amendment to Lease dated July 12, 1999, Fifth Amendment to Lease dated February 6, 2001, Sixth Amendment to Lease dated October 15, 2001, Seventh Amendment to Lease dated May 9, 2002, Eighth Amendment to Lease dated May 8, 2003 and Ninth Amendment to Lease effective December 1, 2003.

*10.5	Software License Agreement, dated June 17, 2002, by and between Provantedge.Com Corporation and First NLC Financial Services, LLC.

Exhibit Number		Description of Exhibit

*10.6		Interim Servicing and Servicing Rights Purchase Agreement by and among Ocwen Financial Corporation, Ocwen Federal Bank FSB and First NLC Financial Services, LLC.

*10.7		Form of First NLC Financial Services, Inc. 2004 Equity Compensation Plan.

*10.8		Form of Registration Rights Agreement to be entered into by and among the registrant, Sun Mortgage Partners, L.P., Neal S. Henschel and Jeffrey M. Henschel.

*10.9	†	Master Repurchase Agreement dated as of June 3, 2004 by and between First NLC Financial Services, LLC and Goldman Sachs Mortgage Company.

**10.9(a)		Amendment No. 1 to Master Repurchase Agreement dated as of June 21, 2004 by and between First NLC Financial Services, LLC and Goldman Sachs Mortgage Company.

*10.10		Services Agreement dated as of June 4, 2004 by and between First NLC Financial Services, Inc. and Neal S. Henschel.

*10.11		Employment Agreement dated as of June 4, 2004 by and between First NLC Financial Services, Inc. and Jeffrey M. Henschel.

*21.1		Subsidiaries of the registrant.

*23.1		Consent of Grant Thornton LLP.

*23.2		Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

*24.1		Power of Attorney.

*99.1		Consent of Patrick J. Sullivan as a person named to become a director.

*99.2		Consent of George R. Rea as a person named to become a director.

*99.3		Consent of C. Daryl Hollis as a person named to become a director.

*99.4		Consent of Noah Gottdiener as a person named to become a director.

*	Previously filed.
**	Filed herewith.
†	Portions of this Exhibit have been omitted pursuant to a request for confidential treatment.

(b) Financial Statement Schedules.

All such schedules have been omitted because the information required to be set forth therein is not applicable or is provided elsewhere.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield Beach, Florida, on June 22, 2004.

FIRST NLC FINANCIAL SERVICES, INC.

By:	/s/ NEAL S. HENSCHEL
Neal S. Henschel Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 22, 2004:

Signature	Title

/s/ NEAL S. HENSCHEL Neal S. Henschel	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Jeffrey M. Henschel	President, Chief Operating Officer and Secretary and Director

* Thomas J. Czochanski	Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)

* Marc J. Leder	Director

* By: /s/ NEAL S. HENSCHEL Attorney-in-fact, pursuant to powers of attorney previously filed as part of this registration statement

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1(b)	Nineteenth Amendment to Warehousing Credit and Security Agreement dated as of June 21, 2004 by and among Washington Mutual Bank, FA and First NLC Financial Services, LLC, NLC Financial Services, LLC and the registrant.

10.2(a)	Amendment No. 10 to Master Repurchase Agreement dated as of June 21, 2004, by and among Credit Suisse First Boston Mortgage Capital LLC and First NLC Financial Services, LLC and NLC, Inc.

10.3(a)	Third Amended and Restated Warehousing Credit and Security Agreement dated as of June 15, 2004, by and among First NLC Financial Services, LLC, NLC, Inc. and First NLC, Inc. and Residential Funding Corporation.

10.9(a)	Amendment No. 1 to Master Repurchase Agreement dated as of June 21, 2004 by and between First NLC Financial Services, LLC and Goldman Sachs Mortgage Company.